Issuer Free Writing Prospectus Dated: February 11, 2025

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus Dated February 3, 2025

Registration Statement No.: 333-281629

CRE8 ENTERPRISE LIMITED Reserved Nasdaq Symbol: CRE February 2025 Issuer Free Writing Prospectus Dated: February 11, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus Dated February 3, 2025 Registration Statement No.: 333 - 281629

CRE8 ENTERPRIsE LIMITED

Free Writing Prospectus Statements

This free writing prospectus relates to the proposed public offering of Class A Ordinary Shares ("Class A Ordinary Shares") of Cre8 Enterprise Limited (together with its subsidiaries, "we," "us," "the Group" and "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/2003977/000121390025009207/ea0201513-17.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact American Trust Investment Services, Inc., 1244 119th Street, Whiting, IN 46394, or via email: info@amtruinvest.com, or contact of Cre8 Enterprise Limited via email: info@cre8corp.com

Forward - Looking Statement This presentation contains forward - looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward - looking statements by the words “may”, “might”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “goal”, “objective”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” and “ongoing”, or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward - looking statements. The forward - looking statements and opinions contained in this presentation are based upon information available to us as of the date of this presentation and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward - looking statements. As a result of these factors, we cannot assure you that the forward - looking statements in this prospectus will prove to be accurate. Furthermore, if our forward - looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward - looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward - looking statements, whether as a result of new information, future events or otherwise, except as required by law. CRE8 ENTERPRISE LIMITED

Content • Offering Summary • Company Overview • Competitive Strengths • Industry Overview • Growth Strategies • Management & Directors • Financials • Contact CRE8 ENTERPRISE LIMITED

Offering Summary CRE8 ENTERPRISE LIMITED

CRE8 ENTERPRISE LIMITED Issuer Cre8 Enterprise Limited Security Class A Ordinary Shares Proposed Nasdaq Capital Market Symbol CRE Shares Outstanding Prior to Completion of Offering 18,000,000 Class A Ordinary Shares and 4,500,000 Class B Ordinary shares Number of Shares Being Offered 1,525,000 Class A Ordinary Shares (1,753,750 Class A Ordinary Shares if exercise Over - Allotment Option in full) Offering Price per Share Between US$4.00 and US$5.00 per Class A Ordinary Share Offering Size US$6,100,000 (based on minimum offering price per Class A Ordinary Share) Use of Proceeds ~25% - upgrading our Central Office and expanding our business ~15% - expanding our workforce and staff training ~30% - upgrading and/or acquiring equipment and IT systems The balance of the net proceeds for working capital and other general corporate purposes Underwriter American Trust Investment Services, Inc Prime Number Capital LLC

Company Overview CRE8 ENTERPRISE LIMITED

CRE8 ENTERPRISE LIMITED

Founded in 2006, we provides **24/7** integrated financial printing services for listed companies, IPO applicants and private companies in the finance and capital market in Hong Kong under our brand **"Cre8"**


Concept Creation & Design
Media Placements
Typesetting, Printing & Binding
Integrated Services
E-submissions
Proofreading & Translation
Logistics Arrangement
Expand to

Complementary design services

- Website design, branding, and content creation for marketing materials

Technological supports

- Disseminates and publishes announcements, circulars, financial reports
- Industry news feeds through a website of our "Cre8IR" brand

Business Model CRE Artwork design Typesetting and proofreading Printing and binding Logistic arrangements Provision of integrated financial printing services Customers • Listed companies • IPO applicants • Other private companies in the finance and capital market in Hong Kong Subcontracting fees Subcontractors Subcontracting works Service fees CRE8 ENTERPRISE LIMITED

CRE8 ENTERPRISE LIMITED Corporate Structure Cre8 Enterprise Limited (BVI) Cre8 Incorporation Limited (BVI) Cre8 (Greater China) Limited (HK) Chuangbafang Enterprise Management (Shanghai) Company Limited (PRC)

Competitive Strengths CRE8 ENTERPRISE LIMITED

CRE8 ENTERPRISE LIMITED Established operating history Round - the - clock one - stop services Recurring customers Industry recognition IPO applicants Recurring customers Successful listing Number of customers: FY2022: 269 FY2023: 333 37% 1H2024: 369

CRE8 ENTERPRISE LIMITED Awards and Recognitions

Comprehensive and stringent internal control policy CRE8 ENTERPRISE LIMITED External IT consultant In - house IT department Listed companies IPO applicants Private companies • Confidential • Inside information • Price - sensitive data Servers Firewall IT systems • Need - to - know basis In - house rules and policies Storage Transmission Processing Destruction leakage complaint dispute

Stable relationships with suppliers CRE8 ENTERPRISE LIMITED • Reduce capital investment and operating costs • Focus resources on marketing, typesetting, proofreading and design • Engage third - party suppliers for printing and binding works and translation work • 14 of which maintained >10 years business relationship

Industry Overview CRE8 ENTERPRISE LIMITED

CRE8 ENTERPRISE LIMITED SOURCE: HONG KONG EXCHANGES AND CLEARING LIMITED Total number of listed companies in Hong Kong Total value of equity funds and IPO funds raised in Hong Kong 900 800 700 600 500 400 300 200 100 0 2021 HK$ Billion Value of equity funds raised Value of IPO funds raised 2118 2572 2017 2018 2019 2020 SOURCE: HONG KONG EXCHANGES AND CLEARING LIMITED

Growth Strategies CRE8 ENTERPRISE LIMITED

CRE8 ENTERPRISE LIMITED Increase scale of operations and expand business in Southeast Asia Business expansion • Integrated financial printing services • Newly developed design services Well - equipped and comfortable conference rooms and office • For meeting and conducting of marketing functions New equipment and hardware • Enhance our quality of service

CRE8 ENTERPRISE LIMITED Enhance our IT infrastructures • Enhance capacity and quality of data server Racks in cage and private cloud space • Avoid leakage of information • Virus free documents Private point - to - point networks • Focus our efforts and resources on improving UI and UX • Achieve automation • Eliminate content conversion • Shorten lead time • Higher efficiency • Reduce overall production costs

CRE8 ENTERPRISE LIMITED Attract and retain top talents in the industry Recruiting experienced sales personnel Enhancing the capacity of our in - house translation team Solidify existing customer relationship Reduce reliance on external translators Ensure optimal performance

CRE8 ENTERPRISE LIMITED Broaden customer base Expanding investor relations related services Developing editing and language programs Enlarging market share by cross - selling

Management & Directors CRE8 ENTERPRISE LIMITED

CRE8 ENTERPRISE LIMITED Our Experienced Management Team Mr. Sze Ting CHO Chairman & CEO Mr. Yuen Chung Davy LI Managing Director Over 20 years of professional experience in the financial printing industry Held senior positions including director and general manager in several financial printing companies Expert in filing to SEC, London Stock Exchange, and Luxemburg Stock Exchange Over 22 years of professional experience in the financial printing industry Worked at iOne Financial Press Limited and Roman Financial Press Limited Obtained a bachelor’s degree in arts from the Simon Fraser University in Canada

Financials CRE8 ENTERPRISE LIMITED

Key Financials CRE8 ENTERPRISE LIMITED 16.2 15.0 36.5 10.2 48.9 8.7 53.0 5.6 1H2023 1H2024 FY2022 FY2023 Integrated IPO financial printing services Annual reports Circulars Others 97.0 21.7 115.2 (14.8) HK$ million (US$ million) 21.2 FY2023 1H2023 1H2024 Integrated IPO financial services Non - IPO financial printing services Gross Profit and Gross Profit Margin 23.1 21.9 Revenue 67.4 10.2 23.8% HK$ million (US$ million) 27.4 22.1 58.0 (7.4) 9.1 (1.2) 5.3 (0.7) 26.7 (3.4) 17.0 (2.2) 19.5 (2.5) 28.3 (3.6) 40.6% 48.8% 16.1 (2.1) (1.1) (6.8) 34.0 (4.4) 12.2 (1.6) 15.2 40.8% 47.0 (6.0) 25.8 (3.3) (2.7) 1.2 FY2022

CONTACT www.cre8corp.com ir@cre8corp.com 1/F China Building 29 Queen Road Central Central, Hong Kong The Company: www.amtruinvest.com 1244 119th Street Whiting, IN 46394 Underwriter: info@amtruinvest.com